For release 6 a.m. MDT Friday, May 16, 1997

Quizno's Announces 1Q loss; profitable again in core businesses


DENVER, Colo._The QUIZNO's Corporation (Nasdaq: QUIZ) announced it lost $217,906 or ($.08) a share in the first quarter of 1997 ending March 31, compared to a loss of $193,048 or ($.07) a share in the same period in 1996. The Company, which franchises and operates QUIZNO's Classic Subs restaurants, continued its aggressive national expansion and showed a first quarter operating profit in franchise and company store operations, as it did for the entire year in 1996.

First quarter 1997 profits from franchise operations were $7,272, compared to a loss of $6,229 in first quarter 1996. Net income from company stores was $966 compared to $9,567 last year.

Revenue  from  royalties increased 47% to $469,125 in  first  quarter
1997  over  $318,935  in  the  same  period  1996.   Overall  revenue
increased 22% to $1.9 from $1.6 million.

QUIZNO's opened 16 new restaurants in first quarter and signed 14 new Area Director agreements, 6 of which were expansions of existing Area Director territories.

Franchise sales continued to be brisk in first quarter 1997, with 42 new franchises sold compared to 24 in the first quarter 1996.

The strong franchise sales in the first quarter of 1997 accounted for a positive cash flow from operations of $146,600 compared to cash used in operations of $356,089 last year, an improvement of $502,689.

Systemwide sales were up 30% to $9.5 million in first quarter 1997 over $7.2 million in first quarter 1996.

"We continue on track to reach significant growth milestones in 1997," said Rick Schaden, president and CEO of QUIZNO's.

In April, the Company announced it anticipated being the third largest sub chain in the country by the end of this year. It also anticipated reaching a level of revenue from royalties in 1997 that would begin and continue to cover general and administrative costs used to support the franchise system.

In first quarter of 1997, the Company also implemented a turnkey program, under which the Company builds out QUIZNO's restaurants and then sells them to franchisees who can open immediately for business. Eight regional shopping mall food court units are under development through this program with plans to open them in early summer.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Acts of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions and the eating habits of the American public. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1996.

Contact: Sue Hoover/Deb Leider, Corporate Communications (303) 706-9338 or John Gallivan, CFO (303) 291-0999.